Exhibit 99.1

CORPORATE INVESTOR RELATIONS 1809 7th Ave. Suite 1414, Seattle, WA 98101 (206) 762-0993 www.stockvalues.com	CONTACT:	Robert M. Warwick Chief Financial Officer (415) 275-5100

NEWS RELEASE

Willis Lease Renews and Expands Revolving Credit Facility to $200 Million

SAUSALITO, CA — July 7, 2006 — Willis Lease Finance Corporation (Nasdaq: WLFC) announced today that it has renewed and expanded its primary revolving credit facility. The $200 million credit facility was oversubscribed and is available to Willis Lease on a revolving basis through June 2008 with a final maturity in June 2009. The credit facility is provided by a syndicate of banks led by National City Bank as Administrative Agent  and Fortis Bank (Nederland) N.V. as Structuring and Security Agent. California Bank & Trust, City National Bank, HSH Nordbank, Landesbanki Islands, and State Bank of India are continuing participants and new participants include KfW (Germany), Alliance & Leicester Commercial Finance Plc (UK), Credit Industriel et Commercial (France) and BNP Paribas (France).

This renewal substantially increases the previous commitment of $168 million and includes the ability to increase the credit facility to $250 million. This credit facility and other credit facilities support the company and its subsidiaries in financing its lease portfolio which stood at $547 million as of March 31, 2006.

“Our continued success in accessing the global capital markets is a direct result of the extraordinary efforts of our team, led by Joe Howard, our Treasurer, Tom Nord, our General Counsel, and Bob Warwick our Chief Financial Officer. Their hard work resulted in a smooth renewal process and an increased commitment amount,” said Charles F. Willis, President and CEO. “Access to capital is fundamental to our success, and we are grateful for the continued support of both domestic and international banks and their confidence in our business model.”

About Willis Lease

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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Note:  Transmitted on Business Wire on July 7, 2006 at 11:19 a.m. PDT.